                                                               Exhibit 23(h)(3)

                        SERVICE MARK LICENSE AGREEMENT

   This AGREEMENT is effective on February 26, 2009 (the "Effective Date"), by and between DELAWARE MANAGEMENT HOLDINGS, INC., a company organized under the laws of the State of Delaware, whose principal place of business is located in Philadelphia, Pennsylvania (the "Licensor"), and LINCOLN INVESTMENT ADVISORS CORPORATION, a company organized and existing under the laws of the State of Tennessee, whose principal place of business is located in Fort Wayne, Indiana (the "Licensee").

   WHEREAS, the Licensor owns all right, title, and interest in and to the service marks identified in the attached Schedule, each of which is federally registered with the United States Patent and Trademark Office (the "Registrations");

   WHEREAS, the Licensee is the investment adviser for Lincoln mutual funds, each a series of the Lincoln Variable Insurance Products Trust ("LVIP"), that provide investment options under variable annuities and variable life insurance products;

   WHEREAS, Delaware Management Company is the sub-adviser for several of the funds; and

   WHEREAS, the Licensee desires to use the designations LVIP Delaware Foundation(R) Aggressive Allocation Fund, LVIP Delaware Foundation(R) Moderate Allocation Fund, and LVIP Delaware Foundation(R) Conservative Allocation Fund as the names for three new funds (collectively, the "Funds") which are series of LVIP throughout the United States (the "Territory");

   WHEREAS, the names of the Funds contain the registered service mark "Foundation" and the other common law (unregistered) service mark owned by the Licensor "Delaware," and Licensee desires to use the registered service mark "Foundation Funds" when referring to the three Funds collectively (the registered and unregistered service marks shall hereinafter be referred to as the "Licensed Designations");

   NOW, THEREFORE, in consideration of the mutual covenants of the parities and the sum of Ten Dollars ($10) paid by the Licensee to the Licensor, the receipt of which is acknowledged by the Licensor, the parties agree as follows.

   1. License. The Licensor grants to the Licensee the right to use under the common law and under the auspices and privileges provided by the Registrations during the term of this Agreement, and the Licensee undertakes to use, the Licensed Designations in the Territory in connection with the rendition of the Licensee's mutual fund investment services (these permitted services referred to as the "Services").

   2. Quality of Services. The Licensor and the Licensee acknowledge the legal obligation placed upon the Licensor to control closely the use of its marks by the Licensee. Therefore, the Licensee shall use the Licensed Designations only with the Services rendered by or for the Licensee in accordance with the guidance and directions furnished to the Licensee by the Licensor, or its representatives or agents, from time to time, if any, but always the quality of the Services shall be satisfactory to the Licensor or as specified by the Licensor. The Licensor shall be the sole judge of whether or not the Licensee has met or is meeting the standards of quality so established.

   3. Inspection. The Licensee will permit duly authorized representatives of the Licensor to inspect the premises of the Licensee using the Licensed Designations at all reasonable times, for the purpose of ascertaining or determining compliance with Paragraphs 1 and 2 of this Agreement.

   4. Use of Licensed Designations. The Licensee shall provide the Licensor with samples of all literature, brochures, signs, and advertising material prepared by the Licensee that contain the Licensed Designations or refer to any of the Funds. The Licensee shall obtain the approval of the Licensor with respect to all such literature, brochures, signs and advertising material bearing the Licensed Designations before the use of such material; provided, however, failure by the Licensor to respond within ten (10) calendar days to the Licensee shall relieve the Licensee from the obligation to obtain the prior written permission of the Licensor. When using the Licensed Designations under this Agreement, the Licensee undertakes to comply substantially with all laws pertaining to service marks in force at any time in the Territory, including marking requirements.

   5. Extent of License. The right granted in Paragraph 1 of this Agreement shall be nonexclusive and shall not be transferable without the Licensor's prior written consent, and the Licensor shall have the right to license its Registrations and other service marks to any other designee in the Territory. The license granted in this Agreement shall not be assignable or transferable in any manner whatsoever, nor shall the Licensee have the right to grant any sublicenses, except by prior written consent of the Licensor.

   6. Warranty. The Licensor warrants that it owns or has the right to license the Licensed Designations hereunder and that the Licensee's use of the Licensed Designations, as permitted by this Agreement, shall not violate any trademark or other intellectual property rights of any third party.

   7. Indemnity. The Licensor assumes no liability to the Licensee or to third parties with respect to the performance characteristics of the Services rendered by the Licensee under the Licensed Designations, and the Licensee shall indemnify the Licensor against losses incurred to claims of third parties against the Licensor involving sale of the Licensee's Services.

   Licensor shall defend, indemnify, save and hold harmless the Licensee and its affiliates and their partners, officers, employees, agents, independent contractors and representatives from and against any and all costs, losses, liabilities, obligations, damages, claims, demands and expenses (whether or not arising out of third-party claims), including interest, penalties, costs of mitigation, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing, incurred in connection with, arising out of, resulting from or incident to any claim by a third party that the Licensed Designations violate such third party's trade mark or service mark rights.

   8. Termination.

   a. Except as otherwise provided in this Agreement, the Agreement shall remain in full force and effect, but is terminable at the will of the Licensor upon not less than sixty (60) days written notice to the Licensee.

   b. If the Licensee makes any assignment of assets or business for the benefit of creditors, or a trustee or receiver is appointed to conduct its business or affairs, or it is adjudged in any legal proceeding to be either in voluntary or involuntary bankruptcy, then the rights granted in this Agreement shall automatically and immediately cease and terminate without prior notice or legal action by the Licensor.

   c. This Agreement shall automatically and immediately cease and terminate without prior notice or legal action by the Licensor in the event that Delaware Management Company ceases to be the sub-advisor for the Funds.

   9. Ownership of Registrations. The Licensee and all parties to this Agreement acknowledge the Licensor's exclusive right, title, and interest in and to the Registrations, and any other registrations that have issued or may issue on the Licensed Designations, and will not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair the entire or any part of such right, title, and interest. In connection with the use of the Licensed Designations, neither the Licensee nor any other party to this Agreement shall in any manner represent that he, she, or it has any ownership in the Licensed Designations or any registrations that might issue for the Licensed Designations, or the Registrations, and all parties acknowledge that use of the Licensed Designations shall inure to the benefit of the Licensor.

   10. Licensor acknowledges that it has no right, title or interest in and to the names or service marks of "LVIP" and "Lincoln Variable Insurance Products Trust."

   11. On termination of this Agreement in any manner, Licensee shall not produce additional Licensee materials containing the Licensed Designations. However, the Licensee shall not be required to destroy any Licensee materials already produced containing all or part of the Licensed Designations and may continue to use such Licensee materials for two (2) quarters following expiration or termination of this Agreement. Additionally, Licensee will be entitled to retain, for archival purposes, paper copies of all Licensee materials containing the Licensed Designations.

   12. Notices. Any notices required or permitted to be given under this Agreement shall be deemed sufficiently given if mailed by registered mail, postage prepaid, addressed to the party to be notified at its address shown below, or at such other address as may be furnished in writing to the notifying party.

             DELAWARE MANAGEMENT HOLDINGS, INC.
             2005 Market Street
             Philadelphia, PA 19103

   ATTN:     David P. O'Connor

             LINCOLN INVESTMENT ADVISORS CORPORATION
             1300 S. Clinton Street
             Fort Wayne, Indiana 46802

   ATTN:     Legal Counsel

   IN WITNESS WHEREOF, the Licensor and the Licensee have executed this Agreement through the respective parties' duly authorized officers, as of the Effective Date set forth above.

DELAWARE MANAGEMENT HOLDINGS, INC.:   LINCOLN INVESTMENT ADVISORS CORPORATION:

By:  /s/ Patrick P. Coyne             By:  Daniel R. Hayes
     -------------------------------       ------------------------------------
Patrick P. Coyne                      Daniel R. Hayes
Title: President                      Title: President
Date: February 26, 2009               Date: March 3, 2009

                     SCHEDULE OF REGISTERED SERVICE MARKS

                                                      Registration Registration
Mark                                Services              No.          Date
----                        ------------------------- ------------ ------------
Foundation................. Fund Investment Services     2,970,834   7/19/05
Foundation Funds........... Fund Investment Services     2,938,413    4/5/05